Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AQUANTIA CORP.

Aquantia Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the corporation is Aquantia Corp. (hereinafter referred to as the “Corporation”).

SECOND: The date of filing its original Certificate of Incorporation with the Secretary of State was January 27, 2004.

THIRD: Pursuant to Section 242 of the DGCL, this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) hereby (a) amends and restates the first paragraph of ARTICLE IV of the Amended and Restated Certificate of the Corporation (the “Restated Certificate”) as set forth below to increase the number of authorized shares of the Corporation’s Common Stock from 302,000,000 to 307,000,000 and (b) amends and restates Subparagraph 6.8(d)(i)(B) of ARTICLE V of the Restated Certificate to reflect the increase to the number of shares of the Corporation’s Common Stock reserved for issuance under the Corporation’s 2015 Equity Incentive Plan.

The first paragraph of ARTICLE IV of the Restated Certificate is hereby deleted and replaced in its entirety with the following paragraph:

“1. Authorization of Shares. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 307,000,000 shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 213,351,797 shares, $0.00001 par value per share, 18,664,515 of which are designated as “Series A Preferred Stock,” 12,081,401 of which are designated as “Series B Preferred Stock,” 4,006,088 of which are designated as “Series C-1 Preferred Stock,” 57,997,639 of which are designated “Series D Preferred Stock,” 26,438,715 of which are designated “Series E Preferred Stock,” 43,749,995 of which are designated “Series F Preferred Stock,” 14,809,003 of which are designated “Series G Preferred Stock” and 35,604,441 of which are designated “Series H Preferred Stock.” The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or then necessary to allow for full conversion or exercise of all then outstanding shares of Preferred Stock or other securities convertible or exercisable for shares of Common Stock) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of at least a majority of the shares of capital stock of the Corporation entitled to vote (voting together as a single class on an as-converted basis and without a separate class vote by the holders of Common Stock), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

Subparagraph 6.8(d)(i)(B) of ARTICLE V of the Restated Certificate is hereby deleted and replaced in its entirety with the following paragraph:

“(B) up to 71,856,656 shares of Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases of such shares by the Corporation and net of any such unexercised and expired or terminated options, warrants or rights and to be adjusted for any stock splits, stock dividends, recapitalizations or the like) granted or issued, whether before or after the filing hereof, to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;”

Fourth: The foregoing Certificate of Amendment has been duly approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 141, 228 and 242 of the DGCL.

FIFTH: Other than as set forth in this Certificate of Amendment, the Restated Certificate shall remain in full force and effect, without modification, amendment or change.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate to be signed by Faraj Aalaei, its Chief Executive Officer, this 18th day of November, 2016.

AQUANTIA CORP.

By:	/s/ Faraj Aalaei
Name: Faraj Aalaei
Title: Chief Executive Officer